Exhibit 4.2

RH

AS ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION

AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 31, 2018

0.00% CONVERTIBLE SENIOR NOTES DUE 2023

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FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 31, 2018 between RH, a Delaware corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of June 18, 2018 (the “Indenture”), relating to the Company’s 0.00% Convertible Senior Notes due 2023 (the “Notes”);

WHEREAS, Section 9.01(a) and Section 9.01(b) of the Indenture provide that the Company and the Trustee may amend or supplement the Indenture, without the consent of any Holder, to cure any ambiguity, omission, defect or inconsistency in the Indenture or to conform the terms of the Indenture to the “Description of Notes” section of the Offering Memorandum;

WHEREAS, the Company has identified a typographical error in Section 10.07(c) of the Indenture and has requested that the Trustee enter into this Supplemental Indenture in order to amend the Indenture to correct the error and conform Section 10.07(c) to the “Description of Notes” in the Offering Memorandum as set forth herein;

WHEREAS, in connection with the foregoing, the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, both dated the date hereof, pursuant to Sections 9.03, 14.04 and 14.05 of the Indenture;

WHEREAS, in connection with the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee desire to execute this Supplemental Indenture in accordance with Section 9.01 of the Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement have been done.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.1 Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture shall govern.

SECTION 1.2 Certain Definitions. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

ARTICLE 2

AMENDMENT

SECTION 2.1 Subsection (B) and Subsection (C) of Section 10.07(c) of the Indenture are hereby amended and restated in their entirety as follows:

“(B) if the Stock Price is greater than $550.00, subject to adjustment in the same manner and at the same time as the Stock Prices listed in the table, the Conversion Rate will not be adjusted; and

(C) if the Stock Price is less than $154.92, subject to adjustment in the same manner and at the same time as the Stock Prices listed in the table, the Conversion Rate will not be adjusted.”

ARTICLE 3

MISCELLANEOUS

SECTION 3.1 Successors and Assigns. All agreements of the Company in the Indenture, as supplemented by this Supplemental Indenture, and the Notes shall bind its successors. All agreements of the Trustee in the Indenture, as supplemented by this Supplemental Indenture, shall bind its successors.

SECTION 3.2 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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SECTION 3.3 Governing Law. This Supplemental Indenture, together with the Indenture and each Note, shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to any applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

SECTION 3.4 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. One signed copy is enough to prove this Supplemental Indenture.

SECTION 3.5 Reaffirmation. Except as expressly modified by this Supplemental Indenture, the Indenture is hereby ratified and confirmed.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

RH

By:	/s/ Edward T. Lee
Name: Edward T. Lee
Title: Chief Legal Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael M. Hopkins
Name: Michael M. Hopkins
Title: Vice President

[Signature Page to First Supplemental Indenture (2023 Notes)]

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